Exhibit 99.3

9841 Washingtonian Blvd., Suite 390

Gaithersburg, MD 20878

April 2, 2020

Mr. Ronald Ian Bilang
ZC Top Apparel Manufacturing, Inc.
Standard Manufacturing Building (SMB)

Zamboanga Economic Zone Authority (ZCSEZA)

Talisayan Zamboanga City Del Sur, Philippines

Re: Verus-TAM Term Sheet

Dear Mr. Bilang:

This letter is in reference to the signed Term Sheet by and between Verus International, Inc. (“Verus”) and ZC Top Apparel Manufacturing, Inc. (“TAM”), pursuant to which Verus has agreed to purchase, and TAM has accepted, a direct investment interest for Fifty-One Percent (51%) control of TAM (the “Control Interest”) in exchange for the sum certain of One Hundred Thousand Dollars U.S. ($100,000.00 U.S.) (the “Purchase Price”) (a copy of which is attached). Each of Verus and TAM shall be referred to individually as a “Party” and, collectively, as the “Parties.” Any use of lower-case “party” shall mean a third-party.

Contemporaneous with the funding of the first Purchase Order by Verus, Verus seeks binding assurance from TAM, for an exclusivity period of 365 days to purchase the Control Interest in TAM (the “Exclusivity Period”). This shall be an option and not an obligation. Accordingly, Verus seeks the following binding agreement from TAM:

AGREEMENT

NOW THEREFORE, for valuable consideration exchanged, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Option and Exclusivity Period. For a period of 365 days from and after the date that this letter is signed by both Parties (the “Exclusivity Period”), TAM shall grant to Verus, and no other party, the exclusive right to close the Control Interest transaction (the “Exclusive Option”). The Exclusive Option may be in the form of an asset purchase, stock purchase or any other transaction as advised by both US and Philippian counsel.

2. Working Capital Terms. At any time after the exercise of the Exclusive Option, if TAM requires, Verus shall fund an additional amount of One Hundred Thousand Dollars U.S. ($100,000.0 U.S.) towards the manufacturing of HAZMAT suits or respirators. If required, Verus may fund an additional Two Hundred Thousand Dollars U.S. ($200,00.00 U.S.) for working capital. Working capital may be in the form of P.O. financing, Letters of Credit, Bank Guarantee, LC discounting or any other structure that may be required to facilitate the business.

3. Binding Agreement. Paragraph (1.) above shall be binding upon the Parties.

4. Governing Law and Venue. This Agreement shall be enforced under the laws of the State of New York (United States), without regard to the conflicts of laws, and any action or controversy shall be resolved in the federal courts of the United States in the State of New York.

5. Confidentiality. This letter and its binding terms shall be and be deemed confidential and neither party shall disclose to any third party its contents or the nature of the transactions.

6. Counterparts. This letter agreement may be executed in one or more counterpart signatures via facsimile or other electronic transfer.

The undersigned, intending to be legally bound, have dually executed this Letter Agreement, as of the Effective Date.

VERUS International Inc.

Signed:	/s/ Anshu Bhatnagar
By:	Anshu Bhatnagar, CEO
Date:	April 3, 2020

ZC Top Apparel Manufacturing, Inc.

Signed:	/s/ Ronald Ian Bilang
By:	Ronald Ian Bilang
Date:	April 3, 2020

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